Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 06:41 FM 07/08/2011 FILED 06:41 PM 07/08/2011 SRV 110805589 - 4792509 FILE

STATE OF DELAWARE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DE ACQUISITION 3, INC,

The undersigned being the President of DE Acquisition 3, Inc. (the "Corporation"), a corporation incorporated on February 24, 2010 and existing under the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify, pursuant to Section 242 and 245 of the DGCL:

FIRST:               The name of the Corporation is DE Acquisition 3, Inc.

SECOND:          The Corporation was originally incorporated on February 24, 2010.

THIRD:              This Amended and Restated Certificate of Incorporation of the Corporation herein, was duly adopted, pursuant to the provisions of Section 242 and 245 of the DGCL and the Corporation's bylaws, by the unanimous written consent of the sole director of the Corporation and shareholders holding 100% of the issued and outstanding shares of the Corporation's common stock.

FOURTH:          The registered office in the State of Delaware is to be located at 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Zip Code 19904. The registered agent in charge thereof is National Registered Agents, Inc.

FIFTH:               The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "DGCL").

SIXTH:              The Corporation is to have perpetual existence,

SEVENTH:        The total number of shares of capital stock the Corporation shall have authority to issue is: seventy-nine million (79,000,000). These shares shall be divided into two Glasses with seventy-five million (75,000,000) shares designated as common stook at, $0.0001 par value (the "Common Stock") and four million (4,000,000) shares designated as preferred stock at $0.0001 par value ("Preferred Stock").

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purpose, including the election of directors. The Common Stock does not have cumulative voting rights.

The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, fall or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the board of Directors of the Corporation may determine, from time to time,

EIGHTH:           The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

NINTH:              No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breaeh of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction .Burn which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DOM. No amendment to or repeal of this Article 7 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment,

TENTH:             The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time; each person that such section grants the Corporation the power to indemnify.

ELEVENTH:      The name and mailing address of the incorporator is as follows:

Name: Ruth Shepley
Mailing.6046 FM 2920, Suite 619
Address:Spring, Texas
Zip Code: 77379

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed this 7th day of July, 2011,

/s/ Dennis Nguyen Authorized Officer